Exhibit 10.10
EMPLOYMENT AGREEMENT
This Employment Agreement effective as of December 12, 2006 (the “Effective Date”) is between AuthenTec, Inc., a Delaware corporation (the “Company”), and Gary R. Larsen (“Employee”).
1.	Employment. The Company hereby employs Employee and Employee hereby accepts employment with the Company to assist in the development and to promote the operation of the business carried on by the Company subject to the following conditions:
(a)	Position. Employee will serve as Chief Financial Officer, reporting to the Chief Executive Officer and will perform such duties and will exercise such responsibilities, commensurate with such position, on behalf of the Company as from time to time will be reasonably assigned to him. During his service hereunder, Employee will at all times provide his full working time and best efforts to the performance of his obligations and duties hereunder; provided, however, that nothing herein contained will be deemed to prevent or limit the right of Employee to (i) invest his funds in the capital stock or other securities of any corporation except a competitor or (ii) serve on the boards of directors or advisory committees of charitable organizations, trade organizations or other companies which are not competitors and which are approved by the Company or (iii) engage in other personal business matters that do not interfere with the performance of Employee’s duties as described above.
(b)	Base Compensation. During the term of his employment hereunder, Employee will be paid an annual base salary at the rate of One Hundred and Ninety Thousand Dollars ($190,000.00) (“Base Compensation”), payable in equal bi-weekly installments in arrears; provided however, that beginning with the standard review cycle planned for 2008, the Board will review and, in its discretion, may increase (but shall not decrease) Employee’s Base Compensation based on the Company’s performance and Employee’s contributions.
(c)	Bonus Plan; Annual Bonus. In addition, Employee will be eligible to participate in AuthenTec’s annual bonus plans which are generally available to other senior level employees of AuthenTec as may be approved from time to time. For calendar year 2007, the bonus target will be 20% of eligible compensation.

(d)	Stock Options. Employee you will be granted an incentive stock option to purchase a combined total of 738,800 shares of AuthenTec common stock at a strike price equal to the fair market value of the stock on the date of grant as determined and approved by the board of directors pursuant to the terms of the form of Stock Option Certificate attached hereto as Exhibit A. The Employee shall also be eligible to participate in and receive additional grants commensurate with his senior level position in any stock option plan, restricted stock plan or other equity-based or equity related compensation plan, programs or agreements of the Company made available generally to its senior executives; provided that the amount, timing, and other terms of any future grant shall be determined by the Board (or the Compensation Committee thereof) in its sole discretion.
(e)	Other Benefits.
(i) Insurance and Other Benefits. Employee shall be entitled to participate in all of the benefits afforded full-time AuthenTec employees, subject to the various eligibility requirements of the specific benefit plans and subject, in some cases, to employee contributions to such plans. These benefits shall include group health and dental plans, a 401(k) deferred compensation plan, life insurance, short term disability coverage, optional supplemental life insurance and long term disability coverages.
(ii) Vacation. Employee shall be entitled to an annual vacation of three (3) weeks per year until the 6th anniversary of his service date, at which time vacation would be in accordance with standard company policy. Unused vacation shall be accrued pursuant to the Company’s policy.
(iii) Reimbursement of Expenses. The Company shall reimburse Employee for all reasonable travel, temporary lodging, entertainment and other expenses incurred or paid by Employee in connection with or related to the performance of his duties or responsibilities under this Agreement, provided that Employee submits to the Company substantiation of such expenses sufficient to satisfy the Company’s expense reimbursement policies and the record keeping guidelines promulgated from time to time by the Internal Revenue Service.
(iv) Indemnification; Liability Insurance: Company agrees to indemnify Employee and hold Employee harmless to the fullest extent permitted by applicable law and under the bylaws of Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from the Employee’s good-faith performance of his duties and obligations. Company shall cover Employee under directors and officers’ liability insurance both during and, while potential liability exists, after the terms of this Agreement in substantially the same amount and on substantially the same terms as Company covers its other active officers and directors.

(f)	Relocation Expenses
a) Upon receipt of valid invoices, the Company will immediately reimburse (or pay on behalf of) the Employee allowable expenses (estimated to be $75,000), including:
i) The closing costs, attorneys fees, and/or transfer taxes, incident to the sale of the Employee’s existing residence in Boca Raton, FL; (ii) the packing and transport expenses for furniture and personal effects from the Employee’s existing residence to Melbourne, Florida; (iii) expenses associated with temporary housing for a period not to exceed ninety (90) days; and (iv) closing costs associated with the purchase of a new home in Melbourne (excluding costs associated with mortgage origination fees, points associated with mortgage rate buy down, prepaid expenses or costs generally paid by the seller).
b) Any allowable expenses related to relocation that are taxable to the employee will be grossed-up.
2.	Term of Employment; Termination.
(a)	Term. Nothing in this agreement shall be construed as a contractual guarantee of employment. Employment is both considered “at will” and, subject to local law, may be discontinued by either party, with or without cause, at any time.
(b)	Termination; Post-Termination Matters.
(i)	Termination.
(A)	Voluntary Termination by Employee. Employee will give the Company at least thirty (30) days prior written notice as to the date of any voluntary termination by Employee, specifying therein the date of termination
(B)	Termination by the Company for Cause. The Company may terminate Employee’s employment hereunder at any time for Cause.
(C)	Termination by the Company without Cause. The Company may terminate Employee’s employment upon at least thirty (30) days prior written notice Without Cause. Any such termination Without Cause will be within the sole discretion of the Company. Such discretion if exercised by the Company will be unlimited and will not be subject to any test of reasonableness by any court of law or by Employee.
(D)	Constructive Termination of Employee. Employee may terminate his employment upon written notice to the Company of any one of the following events that occurs, if not cured and corrected by the Company or its successor within 10 business days after written notice thereof by the Employee to the Company or its successor (“Good Reason”): (i) any change in the Employee’s Chief Financial Officer title or position that constitutes a material diminution or material adverse change in authority as compared to the authority of the Employee’s title or position as of the Effective Date; (ii) any material reduction in the Employee’s annual Base Compensation as in effect on the Effective Date (other than as set forth in the proviso to item (v)); (iii) a substantial diminution or material adverse change in the Employee’s duties and responsibilities (other than a change due to the Employee’s Total and Permanent Disability or as an accommodation under the Americans With Disabilities Act); (iv) any requirement that the Employee relocate, by more than 50 miles, the principal location from which he performs services for the Company as compared to such location as of the Effective Date; (v) any other material breach of this Agreement which is not cured within thirty (30) days after receipt of written notice, provided that a reduction in the Employee’s Base Compensation that is proportional under a reasonable plan affecting all other employees shall not be deemed a material breach of this Agreement; (vi) failure of Company to obtain the agreement from any successor to Company to assume and agree to perform this Agreement; provided, however, that no diminution of title, position, duties or responsibilities shall be deemed to occur solely because the Company becomes a subsidiary of another corporation or entity or because there has been a change in the reporting hierarchy incident thereto involving the Employee.
(ii)	Severance.
(A)	If Employee’s employment is terminated pursuant to Sections 2(b)(i)(A) or (B), the Company shall pay Employee only his Base Compensation through his actual day of termination, and the Company shall have no further liability or obligation to Employee, his executors, heirs, assigns or other persons claiming under or through his estate.

(B)	If the Company terminates Employee’s employment Without Cause pursuant to Section 2(b)(i)(C) or Employee terminates, his employment pursuant to Section 2(b)(i)(D), the Company shall provide Employee with the following:
(I)	An amount equal to nine (9) months (not including accrued vacation) of Employee’s Base Compensation, payable in accordance with the Company’s payroll practices and a continuation of the additional insurance benefits described herein for such nine month period;
(II)	The assignment, at Employee’s option, of insurance policies insuring Employee, provided that, notwithstanding paragraph (I) above, Employee shall thereafter be responsible for any premium payments and transfer of any vested funds or other benefits under any of the Company’s ERISA or other benefit plans.

(III)	Employee’s rights regarding stock options or any other equity-based or equity related compensation plans, programs or agreements of the Company shall be determined in accordance with the terms of the applicable plans, programs, or agreements.
(iii)	Definitions. As used in this Agreement.
(A)	A “voluntary termination” of employment by Employee, means any termination at the will of Employee, other than by reason of a Constructive Termination Event.
(B)	“Termination for Cause” means Employee’s termination if such termination results from any one or more of the following events, circumstances or occurrences: (i) the Employee’s material breach of any written employment, consulting, advisory, proprietary information, nondisclosure or other agreement with the Company and his or her subsequent failure to cure such breach to the satisfaction of the Company within thirty (30) days following written notice of such breach to the Employee by the Company; (ii) the Employee’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony or any misdemeanor involving moral turpitude if the Board reasonably determines that such conviction or plea materially adversely affects the Company; (iii) the commission of an act of fraud or dishonesty by the Employee if the Company reasonably determines that such act materially adversely affects the Company; or (iv) Employee’s intentional damage or destruction of substantial property of the Company.The determination of “cause” shall be made in good faith by the Company and its determination shall be final and conclusive.

(C)	A termination “Without Cause” means a termination at the will of the Company other than Termination for Cause.

(D)	“Change of Control” shall mean the earliest to occur of (i) a merger or consolidation to which the Company is a party and which results in, or is effected in connection with, a change in ownership of a majority of the outstanding shares of voting stock of the Company, (ii) any sale or transfer of all or substantially all of the assets of the Company to an unaffiliated third party, (iii) the sale by the stockholders of the Company of a majority of the voting stock of the Company to an unaffiliated third party or (iv) a liquidation or dissolution of the Company.
(c)	Post-Termination Matters.
(i)	Return of Materials. Upon any termination of Employee’s employment, Employee will promptly return to the Company all personal property of the Company and all copies and originals of documents and other tangible impressions, in any medium, containing confidential or proprietary information of the Company.
(ii)	Expenses. The Company will pay to Employee all expenses permitted to be reimbursed hereunder within ten (10) days after appropriate documentation has been submitted by Employee.
(iii)	Noncompete; Nonsolicitation. During the term hereof and the period specifically indicated in subsections (A), (B), (C) and (D) below, following termination of Employee’s employment for any reason, Employee will not, directly or indirectly, on behalf of himself or any behalf of anyone else:
(A)	for a period of twelve (12) months, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly-held company), engage in any business activity that directly competes with the kind or type of products or services of developed or being developed, produced marketed, distributed, planned, furnished or sold by the Company while Employee was employed by the Company;

(B)	for a period of twelve (12) months, call upon any of the customers of the Company who are such at the time of Employee’s termination of employment hereunder, for the purpose of soliciting or providing any product or service the same as that provided by the Company or for the purpose of providing customers to any person or entity conducting a business in direct competition with the business of the Company, as conducted at the date of Employee’s termination (a “Competitive Business”);

(C)	for a period of twelve (12) months, communicate with any of the other employees, consultants or representatives of the Company for the purpose of inducing such employees, consultants or representatives to discontinue their relationship with the Company or to establish a relationship with Employee or any Competitive Business; and
(D)	for a period of twelve (12) months, solicit, divert or take away or attempt to solicit, divert or take away any of the customers, clients, licenses, strategic partners or patrons of the Company who are such at the time of the Employee’s termination of employment with the Company.
(iv)	Reimbursement of Expenses: If the employee’s employment is terminated pursuant to 2(b)(i)(A) or (B) within the first year of employment, the employee shall return 100% of the Relocation expenses. Between the periods of one year and two years, the employee shall return 50% of the Relocation expenses.
(v)	Reasonableness of Covenants. Employee covenants and agrees with the Company that, if Employee violates any of his covenants or agreements under Section 2(c)(iii), the Company will be entitled, subject to any limitations of Florida law, to an accounting and repayment of all profits, compensation, commissions, remuneration or benefits that Employee has directly realized or may directly realize as a result of, growing out of or in connection with any such violation; such remedy will be in addition to and not in limitation of any injunctive relief or other rights or remedies that the Company is or may be entitled at law or in equity or under this Agreement. In the event that, notwithstanding the foregoing, any part of the covenants set forth in Section 2(c)(iii) is held by a court of competent jurisdiction to exceed the restrictions which such court deems reasonable and enforceable, such restrictions will be deemed to become and thereafter be the maximum restrictions that such court deems reasonable and enforceable.
3.	Proprietary Information and Inventions. Employee will execute and deliver such customary confidentiality and invention assignment agreements during the term hereof as the Company requests of its employees. Employee represents and warrants to the Company that Employee is not bringing with him, and covenants with the Company that he will not use in the course of his employment with Company, any proprietary rights or intellectual property rights to which he does not lawfully possess.
4.	Miscellaneous.
(a)	Governing Law. This Agreement will be subject to and governed by the laws of the State of Florida, without regard to its conflict of laws provisions.
(b)	No Waiver; Amendment. Failure to insist upon strict compliance with any provision hereof will not be deemed a waiver of such provision of any other provision hereof. This Agreement may not be modified except by a written agreement executed by the parties hereto.
(c)	Severability; Context. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof will not affect the validity or enforceability of the other provisions hereof. Whenever required by the context, the singular number will include the plural and the masculine or neuter gender will include all genders.

(d)	Survival and Priority. Provisions herein which by their terms so provide will survive any termination of this Agreement or of termination of Employee’s employment by the Company. Each of the parties hereto acknowledge and agrees that this Agreement supersedes any existing agreements and any agreements entered into after the date hereof (unless specifically stating otherwise therein) to which the Company and Employee are parties or subject to relating to the subject matter contained herein.
(e)	Successors.
(i)	Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that assumes this Agreement or that becomes bound by the terms of this Agreement by operation of law.
(ii)	Employee’s Successors. Without the written consent of the Company, the Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
(f)	Equitable Relief; Arbitration.
(i)	In the event of a breach or threatened breach by Employee of the provisions of this Agreement, the Company will, in addition to any other rights and remedies available to it, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining Employee from committing any present violation or future violation of this Agreement.
(ii)	The parties agree that any controversy, claim or dispute arising out of or relation to this agreement, or the breach thereof, except as discussed herein or arising out of or relating to the employment of the Employee, or the termination thereof, including any statutory or common law claims under federal, state or local law, including all laws prohibiting discrimination in the workplace, shall be resolved by arbitration in Melbourne, Florida, in accordance with the employment dispute resolution rules of the American Arbitration Association. The parties agree that any award rendered by the arbitrator shall be final and binding, and that judgment upon the award may be entered in any court having jurisdiction thereof. The parties further acknowledge and agree that, due to the nature of the confidential information, trade secrets, and intellectual property belonging to the Company to which Employee has or will be given access, and the likelihood of significant harm that the Company would suffer in the event that such information was disclosed to third parties, nothing in this Section 2(iii) shall preclude the Company from going to court to seek injunctive relief to prevent Employee from violating the obligations established in Section 2(iii) of this Agreement. Each party shall bear its own costs in any such arbitration, but the Company shall bear the direct and indirect expenses of the arbitrator.
(g)	No Assignment; Binding Nature. Employee may not assign his rights or obligations hereunder and any attempted assignment will be null and void. This Agreement will be binding upon and more to the benefit of the successors and assigns of the Company and upon the heirs, administrators and executors of Employee.
(h)	Notices. Unless otherwise herein provided, notice required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (i) the date of personal delivery; (ii) the date of delivery by facsimile; or (iii) the next business day after deposit with a nationally-recognized courier or overnight service, including FedEx or Express Mail, for United Sates deliveries or three (3) business days after such deposit for deliveries outside of the United States. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth on the signature page of this Agreement, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto. All notices for delivery outside the United States will be sent by facsimile, or by nationally recognized courier or overnight service, including Express Mail. Notices to the Company by Employee will be marked to the Chairman of the Board.

(i)	Counterparts. This Agreement may be executed in counterparts, each of which will be an original and both of which together will constitute one instrument.
IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the date first written above.

THE COMPANY:		EMPLOYEE:

By:	/s/ F. Scott Moody	/s/ Gary R. Larsen

Name: F. Scott Moody		Name: Gary R. Larsen
Title: Chief Executive Officer